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                                                                       EXHIBIT 2



                                                             Rishabh Nath Aditya
                                                     Assistant Company Secretary

HQ/CS/CL.24B/9834
24 April 2003

Sir,
      Sub :    Unaudited Financial Results for last quarter ended 31 March 2003

      Pursuant to Clause 41 of the listing agreement with Indian Stock Exchanges, in respect of results for the last quarter of the financial year, if the company intimates in advance to the Stock Exchange/s that it will publish audited results within a period of 3 months from the end of the last quarter of the financial year, in such a case unaudited results for the last quarter need not be published/ given to the Stock Exchange/s.

2. Accordingly, through this communique we inform you that VSNL will publish audited results for the financial year ending 31 March 2003 within three months from 31 March 2003 and therefore will not take on record or publish separate unaudited financial results for the last quarter ending 31 March 2003. It may be mentioned here that VSNL has published unaudited financial results for the first three quarters within the stipulated time and also had informed all stock exchanges accordingly.

               Thanking you,
                                                               Yours faithfully,
                                                For VIDESH SANCHAR NIGAM LIMITED

                                                                     R.N. Aditya
                                                     Assistant Company Secretary

To :

1) Security Code 23624, The Stock Exchange, Mumbai, Corporate Relationship Department, 1st Floor, New Trading Ring, Rotunda Building, Phiroze Jee Jee Bhoy Towers, Dalal Street, Mumbai - 400 001. Fax No.(22) 2722061, 2721072.

2) The Secretary, Madras Stock Exchange Limited, Post Box No.183, 11, Second Line Beach, Chennai - 600 001. Fax No.(44) 524 48 97.

3) Security Code 32149, The Secretary, Calcutta Stock Exchange Assn. Ltd, 7, Lyons Range, Calcutta - 700 001. Fax No.(33) 220 25 14/28 37 24.

4) Security Code 22064, The Secretary, Delhi Stock Exchange Assn. Limited, 3/1, Asaf Ali Road, New Delhi - 110 002. Fax No.(11) 329 21 81.

5) Security Code 5251, The Asst. Manager (Listing), National Stock Exchange of India Limited, Capital Market - Listing, Exchange Plaza, Bandra Kurla Complex, Bandra (E), Mumbai - 400 051.Fax Nos. : (22) 6598237/38.

6) National Securities Depository Ltd., Trade World, 4th Floor, Kamala Mills Compound, Senapati Bapat Marg, Lower Parel, Mumbai - 400 013. Fax Nos. :
     497 29 93.

7) Mr. Anish Kumar, The Bank of New York, Express Towers, 13th Floor, Nariman Point, Mumbai - 400 021. Fax No.204 49 42.

8) Head Office : M/s. Sharepro Services, Satam Estate, 3rd Floor,Above Bank of Baroda, Chakala, Andheri (E), Mumbai - 400 099 Ph. 821 5168 / 820 2108 / 820 2114, FAX 837 5646

9) Ms.Caroline Yap, Managing Director, International Client Services, New York Stock Exchange. No. :+1 2126565071

10) Mr. Hitendra Patil, Vice President (Operations) Central Depository Services (India) Limited Phiroze Jee Jee Bhoy Towers, Dalal Street, Mumbai
     - 400 023. Fax : 267 3199

11)  Mr. A.K. Gupta, DGM(FA), for SEC filing requirements, Fax 1195


                          VIDESH SANCHAR NIGAM LIMITED

              VIDESH SANCHAR BHAVAN, MAHATMA GANDHI ROAD, MUMBAI -
                    400 001, INDIA. BOARD : +91-22- 56578765
                  DIRECT : +91-22-22624300 FAX: +91 22 22667744
                       E-MAIL : RISHABH.ADITYA@VSNL.CO.IN